EXHIBIT  32.1

Written Statement of the Chief Executive Officer Pursuant to 18 U.S.C.  1350

Solely for the purposes of complying with 18 U.S.C. 1350, I, the undersigned Principal Executive Officer of Terralene Fuels Corporation (the "Company"),  hereby certify, based on  my  knowledge,  that  the Quarterly Report on Form 10-Q of the Company  for  the  quarter ended September 30, 2012(the "Report") fully complies  with  the requirements of Section 13(a) of the Securities Exchange Act  of 1934  and that information contained in the Report fairly presents,  in all material respects, the financial condition  and results of operations of the Company.

Terralene Fuels Corporation

Date: November 19, 2012	By:	/s/ Jaclyn Cruz
Jaclyn Cruz President and Director